EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-1 (File No. 333-201731), Form S-3 (File No. 333-191655, 333-185003, 333-185001 and 333-208314) and Form S-8 (File No. 333-192215, 333-176934, 333-139196 and 333-213090) of our report dated March 28, 2017 with respect to the audited consolidated financial statements of Opexa Therapeutics, Inc. as of December 31, 2016 and 2015 and for the years then ended. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statements.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
March 28, 2017